Exhibit 99.1

For Immediate Release

CONTACTS:

Tony Rossi	Julia Francis
FRB for Mobility Electronics	Mobility Electronics, Inc
310-854-8317	480-596-0061, Ext. 386
trossi@financialrelationsboard.com	jfrancis@mobl.com

MOBILITY ELECTRONICS SELLS PORTFOLIO OF SPLIT BRIDGE
PATENTS AND PATENTS PENDING FOR $13 MILLION

Transaction expected to contribute approximately $0.30 in EPS in second quarter of 2005

SCOTTSDALE, Ariz., May 9, 2005 — Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions for the mobile electronic device user, announced today that it has sold a portfolio of 46 patents and patents pending related to the Company’s Split Bridge and serialized PCI intellectual property for $13.0 million. The transaction is expected to contribute approximately $0.30 in earnings per share in the second quarter of 2005. Per the terms of the agreement, Mobility will receive a perpetual, non-exclusive license to utilize the patent portfolio in its ongoing connectivity business. Mobility continues to retain all of its patents and patents pending related to its power technologies and certain other connectivity technologies.

“We are very pleased to monetize certain of our intellectual property with this transaction,” said Charlie Mollo, CEO of Mobility Electronics. “Our commitment to innovation built a portfolio of over 220 patents and patents pending before this transaction, covering a broad range of power and connectivity technologies. We intend to continue pursuing opportunities to leverage our robust IP portfolio for the benefit of our shareholders, which following this transaction will continue to consist of more than 180 patents and patents pending.”

About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for high-power (e.g., portable computers) and low-power (e.g., mobile phones, PDAs, digital cameras, etc.) mobile electronic devices, and is also the creator of the patented intelligent tip (“itip™”) technology. Mobility Electronics’ iGo™ brand offers a full line of AC, DC and combination AC/DC power adapters for high- and low-power mobile electronic devices. All these adapters leverage the Company’s itip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable itips.

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Mobility Electronics

The Company also offers hardware products for handheld devices; expansion and docking products for servers, desktop and portable computers; and other accessories for the mobile electronic device market.

Mobility Electronics’ products are available at www.igo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.

Mobility Electronics is a registered trademark, and Split Bridge, iGo, and ...improving your mobile experience are trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s intention to pursue opportunities to further leverage its intellectual property. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in the forward-looking statements include the financial health of licensees; the attractiveness of the company’s intellectual property; the ability to protect and enforce the company’s intellectual property rights; industry and general economic or business conditions; and other factors detailed in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.

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